Exhibit 99.1

Cellectar Biosciences Announces Pricing of $3.3 Million Financing

Madison, WI, September 28, 2015 (GLOBE NEWSWIRE) – Cellectar Biosciences, Inc. (NASDAQ:CLRB) (“Cellectar”) today announced the pricing of a registered direct offering of 1,017,272 shares of its common stock and Series B pre-funded warrants to purchase 482,728 shares of common stock at a price of $2.20 per share.

Concurrently in a private placement, Cellectar is issuing Series A warrants to purchase 1,500,000 shares of common stock at an exercise price of $2.83 per share, which are not exercisable for six months from issuance and are exercisable for five years thereafter. Pursuant to a registration rights agreement, the Company has agreed to file a registration statement for the resale of the shares of common stock issuable upon exercise the Series A Warrants.

Gross proceeds from this offering are expected to be approximately $3,300,000, before deducting the estimated offering expenses payable by the company. The offering is expected to close on or about September 30, 2015, subject to customary closing conditions.

Ladenburg Thalmann & Co., Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the exclusive placement agent for the offering.

Cellectar expects to use the net proceeds of the offering to support the Phase I clinical trial of CLR 131 for the potential treatment and management of multiple myeloma, as well as the continued development of targeted therapeutic cancer agents using the company’s proprietary phospholipid drug conjugate (PDC) delivery platform. The proceeds will also be applied to working capital, general corporate purposes and business development applications.

The shares, the pre-funded warrants and the shares issuable upon the exercise of such warrants described above are being offered by Cellectar pursuant to a shelf registration statement (File No. 333-201429) previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Ladenburg Thalmann & Co., Inc., 570 Lexington Avenue, 11th Fl., New York, NY 10022, (212) 409-2000 or by accessing the SEC’s website, www.sec.gov or by emailing Cellectar Biosciences, Inc. via bd@cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeting delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar’s PDC platform is based on the company’s proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers and cancer stem cells. Cellectar’s PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company’s lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I study in patients with relapsed/refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1601 PTX) and gemcitabine (CLR 1605 GEM), both preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com